Exhibit (p) 1.99

CODE OF ETHICS

OF

Suffolk Capital Management, LLC

PREAMBLE

This Code of Ethics is being adopted in compliance with the requirements of Rule 17j-1 (the “Rule”) adopted by the United States Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”), and Sections 204A and 206 of the Investment Advisers Act of 1940 (the “Advisers Act”), specifically Rule 204-2 thereunder, to effectuate the purposes and objectives of those provisions. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 204-2 imposes recordkeeping requirements with respect to personal securities transactions of advisory representatives (defined below). Rule 17j-1 of the Investment Company Act and Section 206 of the Advisers Act make the following activities unlawful for certain persons, including any employee of “Suffolk” in connection with the purchase or sale by such person of a security held or to be acquired by any “Portfolio” of “Suffolk”:

1.	To employ a device, scheme or artifice to defraud any client or prospective client;

2.	To make to any client or prospective client, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or

4.	Acting as principal for his/her own account, knowingly to sell any security to or purchase any security from a client, or acting as a broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he/she is acting and obtaining the consent of the client to such transaction; or

5.	To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and procedures reasonably necessary to prevent violations of the Code.

This Code is based upon the principle that the officers of Suffolk, and certain affiliated persons of Suffolk, owe a fiduciary duty to, among others, the clients of Suffolk to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with Suffolk; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Compliance Officer of Suffolk to report violations of this Code of Ethics to Suffolk’s Management and to the Board of Directors of any funds for which Suffolk acts as adviser or subadviser.

POLICY STATEMENT ON INSIDER TRADING

Suffolk forbids any officer or employee from trading, either personally or on behalf of others, including accounts managed by Suffolk, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Suffolk’s policy applies to every officer and employee and extends to activities within and outside their duties at Suffolk. Any questions regarding Suffolk’s policy and procedures should be referred to the Chief Compliance Officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

Other examples of potential sources of inside information include the receipt of information related to the offering of PIPES, and information from other third parties including but not limited to counsel, independent registered public accounting firms, financial printers and trading partners.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1)	trading by an insider, while in possession of material nonpublic information, or

2)	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3)	communicating material nonpublic information to others.

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Suffolk may become a temporary insider of a company it advises or for which it performs other services. For that to occur the company must expect Suffolk to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before Suffolk will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

i.	Report the matter immediately to the Compliance Officer.

ii.	Do not purchase or sell the securities on behalf of yourself or others.

iii.	Do not communicate the information inside or outside Suffolk, other than to the Compliance Officer.

iv.	After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Suffolk, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

The role of the Compliance Officer is critical to the implementation and maintenance of Suffolk’s policy and procedures against insider trading. Suffolk’s Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

To prevent insider trading, Suffolk will:

i.	provide, on a regular basis, an educational program to familiarize officers and employees with Suffolk’s policy and procedures, and

ii.	when it has been determined that an officer or employee of Suffolk has material nonpublic information,

1.	implement measures to prevent dissemination of such information, and

2.	if necessary, restrict officers and employees from trading the securities.

To detect insider trading, the Compliance Officer, or his designee, will:

i.	review the trading activity reports filed by each officer and employee, and

ii.	review the trading activity of accounts managed by Suffolk.

A.	DEFINITIONS

1.	“Access person” means any supervised person who (A) has access to nonpublic information regarding any purchase or sale of securities by clients of Suffolk, or nonpublic information regarding the portfolio holdings of any reportable mutual fund managed by Suffolk or (B) is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. An “access person” would include all officers and employees of Suffolk.”

2.	“Advisory representative means any employee, who in connection with his or her regular functions or duties, normally makes, participates in, or otherwise obtains current information regarding the purchase or sale of a security by Suffolk, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to Suffolk who obtains information concerning recommendations made concerning a purchase or sale of a Security. This definition includes but is not limited to the following: partner, officer, “Investment Person”, “Portfolio Manager” and any other employee of the Adviser designated as an “Advisory Representative” from time to time by the Compliance Officer.

3.	“Non-Advisory Representative” means any individual who has no contact with information regarding the purchases or sales of Securities made by Suffolk in his or her regular functions or duties. However, such individuals are subject to the Preamble and Policy Statement on Insider Trading contained in this Code.

4.	“Affiliated company” means a company which is an affiliated person, as defined in the 1940 Act.

5.	“Affiliated person” of another person means (a) any person directly or indirectly owning, controlling, or holding with power to vote, five (5%) percent or more of the outstanding voting securities of such other person; (b) any person five (5%) percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (d) any officer, director, partner, copartner, or employee of such other person; (e) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

6.	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, that, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in (i) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (ii) a trust, estate or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities; or (iii) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

7.	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five (25%) percent of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than twenty-five (25%) percent of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.

8.	“Disclosable transaction” means any transaction in a security pursuant to which an access person would have a beneficial ownership.

9.	“Firm” means the investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, subject to this Code of Ethics.

10.	“Fund” means any investment vehicle registered under the Investment Company Act of 1940.

11.	“Non-interested” Director means a director or trustee who is not an interested person.

12.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

13.	“Investment Personnel” means (a) any Portfolio Manager of Suffolk; (b) any employee of Suffolk (or of any company in a control relationship to the Firm) who, in connection with his regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by Suffolk, including securities analysts and traders; or (c) any person who controls the Firm and who obtains information concerning recommendations made to any Portfolio regarding the purchase or sale of securities by a Portfolio.

14.	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) or Section 4(6) or Rules 504, 505 or 506 under the Securities Act. Limited offerings are commonly referred to as private placements.

15.	“Person” means a natural person or a company.

16.	“Portfolio” means any account, trust or other investment vehicle over which Suffolk has investment management discretion.

17.	“Portfolio Manager” means an employee of Suffolk entrusted with the direct responsibility and authority to make investment decisions affecting the Portfolios or Funds managed by Suffolk.

18.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a Security.

19.	“Security Held or to be Acquired” means (i) any security which, within the most recent 15 days, is or has been held by a Fund or Portfolio, or is being or has been considered for purchase by a Fund or Portfolio, or (ii) any option to purchase or sell and any security convertible into or exchangeable for a Security.

20.	“Security” shall have the meaning set forth in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 1940 Investment Company Act. Further, for purposes of this Code, “Security” shall include any commodities contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices.

“Security” shall not include direct obligations of the Government of the United States, or, with respect to Advisory Representatives employed in the non-US offices, the government of the country in which such office is located, bankers’ acceptances, bank certificates of deposit, high quality short-term debt instruments (maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements, commercial paper and shares of money market funds that limit their investments to the exempted securities enumerated above. Also excluded from the definition are any registered unaffiliated open-end investment companies (e.g. open-end mutual funds), or the equivalent of such as SICAVs. Any question as to whether a particular investment constitutes a “Security” should be referred to the Compliance Officer of Suffolk.

B.	PROHIBITED TRANSACTIONS

No access person or advisory representative shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1 of the Investment Company Act or Section 206 of the Investment Advisers Act as set forth above.

1.	Access Persons/Advisory Representatives

Except as provided in Section C below, no access person/advisory representative shall:

(a)	purchase or sell, directly or indirectly, any security in which he/she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her actual knowledge at the time of such purchase or sale:

(1)	is being considered for purchase or sale by any Portfolio or Fund managed by Suffolk, or

(2)	is being purchased or sold by any Portfolio or Fund managed by Suffolk; or

(b)	disclose to other persons the securities activities engaged in or contemplated for the various Portfolios or Funds managed by Suffolk.

(c)	accept any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of Suffolk. For purposes of this Code, “de minimus” shall be considered to be the annual receipt of gifts from the same source valued at $500 or less per individual recipient, when the gifts are in relation to Suffolk’s business.

All Access Persons must submit a “Gift and Entertainment Form” (Exhibit II-F to this Code) within 15 days of receipt of any gift or for tickets provided for any event attended.

(d)	acquire a beneficial interest in any securities in an initial public offering (“IPO”) or other limited offerings commonly referred to as private placements, without prior written approval of the compliance officer of Suffolk, or other officer designated management. The compliance officer must maintain a record of any decision, and the reasons supporting the decision, to approve the investment personnel’s acquisition of an IPO or private placement for at least five years after the end of the fiscal year in which the approval was granted.

Before granting such approval the compliance officer (or other designee) should carefully evaluate such investment to determine that the investment could create no material conflict between the investment personnel and the Funds or Portfolios managed by Suffolk. The compliance officer may make such determination by looking at, among other things, the nature of the offering and the particular facts surrounding the purchase. For example, the compliance officer may consider approving the transaction if the compliance officer (or designee) can determine that: (i) the investment did not result from directing Fund or Firm business to the underwriter or issuer of the security; (ii) the Investment Personnel are not misappropriating an opportunity that should have been offered to a Fund or Portfolio; and (iii) an Investment Person’s investment decisions for a Fund or Portfolio will not be unduly influenced by his or her personal holdings and investment decisions are based solely on the best interests of the Funds or Portfolios. Any person authorized to purchase securities in an IPO or private placement shall disclose that investment when they play a part in a Fund or Portfolio’s subsequent consideration of an investment in that issuer. In such circumstances, the Funds’ or Portfolios’ decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer.

(e)	profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate Portfolio(s) or Fund(s) managed by Suffolk.

Exception: The compliance officer of Suffolk may allow exceptions to this policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. [See Pre-Clearance Procedures below]. The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade. The respective compliance officer shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The compliance officer may consider granting an exception to this prohibition if the securities involved in the transaction are not (i) being considered for purchase or sale by a Fund or Portfolio that serves as the basis of the individual’s “investment personnel” status or (ii) being purchased or sold by a Fund or Portfolio that serves as the basis of the individual’s “investment personnel” status and, are not economically related to such securities. In order for a proposed transaction to be considered for exemption from the short-term trading prohibitions, the investment personnel must complete, sign and submit to the compliance officer of the investment adviser, or his designee, a completed Securities Transactions Report Relating to Short-Term Trading (Exhibit II D), certifying that the proposed transaction is in compliance with this Code of Ethics. The compliance officer shall retain a record of exceptions granted and the reasons supporting the decision.

(f)	serve on the Board of Directors of any publicly traded company without prior authorization of the President or other duly authorized officer of Suffolk. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of Suffolk, any Portfolios or Funds. Authorization of board service shall be subject to the implementation by the Firm of “Chinese Wall” or other procedures to isolate such investment personnel from making decisions about trading in that company’s securities. To the extent that Suffolk acts as investment adviser to an investment management company, notification of such directorships shall be made to the respective compliance officer of the management company.

(g)	buy or sell a security within seven (7) calendar days before or one (1) calendar day after any portfolio of Suffolk trades in that security. Any trades made within the proscribed period shall be unwound, if possible. Otherwise, any profits realized on trades within the proscribed period shall be disgorged to the appropriate client portfolio.

(h)	knowingly spread any false rumors concerning any company, or any purported market development, that is designed to impact trading in or the price of that company’s or any other company’s securities ( including any associated derivative instruments), and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the spreading of false rumors, or any other form of illegal market manipulation, via any media, including, but not limited to email, instant messages, PIN messages, text messages, blogs or chat rooms.

C.	EXEMPTED TRANSACTIONS

Transactions described in Sections B (1)(a), B (1)(b), B (1)(e) and B (1)(g) above, which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to a Fund or Portfolio and which are otherwise transacted in accordance with Investment Company Act Rule 17j-1 and Section 206 of the Investment Company Act may be permitted within the discretion of the compliance officer of Suffolk on a case-by-case basis. Such exempted transactions may include:

1.	purchases or sales of securities which are not eligible for purchase by a Fund or a Portfolio and which are not related economically to securities purchased, sold or held by a Fund or a Portfolio.

2.	securities of companies with a market capitalization in excess of $1 billion.

3.	purchases or sales of a de minimus amount of securities. A de minimus amount of securities shall be defined in this section of the Code of Ethics as:

(a)	up to an aggregate 100 shares of an equity security within any three-consecutive month period; or

(b)	any amount of securities if the proposed acquisition or disposition by a Fund or Portfolio is in the amount of 1,000 shares or less and the security is listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

4.	Securities which the access person, Funds and/or Portfolio has no influence or control, including:

(a)	purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

(b)	purchases or sales which are non-volitional on the part of either the access person or a Fund;

(c)	purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending preclearance of the original purchase); and

(d)	securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities (to the extent such rights were acquired from such issuer), and sales of such rights so acquired.

5.	Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies.

D.	COMPLIANCE PROCEDURES

Suffolk expects all personnel to comply with the spirit of this Code, as well as the specific rules contained in this Code. Suffolk and this Code require all employees to comply with all applicable federal securities laws, including the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley Act of 2002, the Bank Secrecy Act and Title V of the Gramm-Leach-Bliley Act and any rules adopted by any government agency under any of those statutes. In addition, all employees must report promptly to the Chief Compliance Officer any violations of this Code of which they become aware.

With respect to the pre-clearance and reporting requirements contained herein, access persons shall pre-clear through and report to the CCO or the compliance officer of Suffolk or his designee.

1.	Pre-clearance Procedures

All access persons must receive prior approval from Suffolk’s compliance officer or CIO before purchasing or selling securities in an account that such access person has beneficial ownership. Prior approval must also be obtained before acquiring any Initial Public Offering or Limited Offering.

Pre-clearance approval will expire at the close of business on the trading date two (2) business days after the date on which authorization is received. For example, preclearance received Friday at 9:00 a.m. would expire as of the close of business Tuesday. If the trade is not completed before such pre-clearance expires, the access person is required to again obtain pre-clearance for the trade. In addition, if an access person becomes aware of any additional information with respect to a transaction that was precleared, such person is obligated to disclose such information to the appropriate compliance officer prior to executing the precleared transaction.

Access persons are excluded from preclearing securities purchased, sold or acquired in the following transactions:

(a)	purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending preclearance of the original purchase).

(b)	securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(c)	holdings in direct obligations of the U.S. government, municipal bonds, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies are not disclosable transactions.

2.	Disclosure of Personal Holdings

Every Access Person shall, within 10 days after becoming an Access Person, submit to Compliance a list of all securities owned by the Access Person as of a date no more than 45 days prior to the date the person became an Access Person. The list should include:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date that the report is submitted by the Access Person.

Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies are not disclosable transactions.

In addition to reporting securities holdings, every access person shall certify in their initial report that:

i.	they have received, read and understand the Code of Ethics and recognize that they are subject thereto; and

ii.	they have no knowledge of the existence of any personal conflict of interest relationship which may involve the Funds or Portfolios, such as any economic relationship between their transactions and securities held or to be acquired by the Funds or Portfolios.

This initial report shall be made on the form attached as Initial Report of Access Person (Exhibit II A) and shall be delivered to the compliance officer of Suffolk or his designee.

3.	Quarterly Reporting Requirements

Every access person shall direct his or her securities broker to supply the Chief Compliance Officer, or his designee, a duplicate copy of the confirmation of each personal securities transaction and copies of periodic statements from all personal securities accounts controlled by the Access Person. However, such duplicate copies shall not be required for transactions in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies. Reportable security transactions must be reported within thirty (30) days after quarter end.

In addition to reporting securities transactions, every access person shall disclose quarterly the:

(a)	date of the transaction, title of the security, interest rate and maturity date (if applicable), trade date, number of shares, and principal amount of each security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(d)	the name of the broker, dealer or bank with or through whom the transaction was effected; and

(d)	the date the report is submitted to the compliance officer.

In addition, with respect to any account established by an access person in which any securities were held during the quarter for the direct or indirect benefit of the access person, the access person must provide:

(i)	the name of the broker, dealer or bank with whom the access person established the account;

(ii)	the date the account was established; and

(iii)	the date the report is submitted by the access person.

This quarterly report shall be made on the form attached as Securities Transactions for the Calendar Quarter Ended (Exhibit II C) and shall be delivered to the compliance officer of Suffolk.

4.	Annual Certification of Compliance with Code of Ethics

All access persons shall disclose to the compliance officer of Suffolk all personal securities holdings as of the calendar year ended within thirty (30) days after year end. Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies are not disclosable holdings.

In addition to reporting securities holdings, every access person shall certify annually that:

(a)	they have read and understand the Code of Ethics and recognize that they are subject thereto;

(b)	they have complied with the requirements of the Code of Ethics; and that they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics;

(c)	they have not disclosed pending “buy” or “sell” orders for a Portfolio or Fund to any employees of any other Management Company, except where the disclosure occurred subsequent to the execution or withdrawal of an order; and

(d)	they have no knowledge of the existence of any personal conflict of interest relationship which may involve any Portfolio or Fund, such as any economic relationship between their transactions and securities held or to be acquired by a Fund or Portfolio.

This annual report shall be made on the form attached as Annual Report of Access Person (Exhibit II B) and shall be delivered to the compliance officer of Suffolk or his designee.

5.	Reports to Ohio National Fund’s Compliance Officer

The compliance officer designee of Suffolk shall provide, by the thirty-second (32) day after each quarter end, certification to the compliance officer of Ohio National Fund that, as of the prior quarter end:

(a)	the compliance officer designee of Suffolk has collected all documentation required by the Code of Ethics and Rule 17j-1 and is retaining such documentation on behalf of the Fund; and

(b)	there have been no violations to the Code of Ethics and, if there have been violations to the Code of Ethics, the violation has been documented and reported to the Fund’s compliance officer.

Each quarter the compliance officer designee of Suffolk shall also provide to the compliance officer of Ohio National Fund a list of access persons who are subject to the Code of Ethics and the name of the compliance officer of Suffolk responsible for preclearing and reviewing personal securities transactions.

In addition, the chief compliance officer of Suffolk, in conjunction with the CCO designee, shall provide such other reports and certifications as required by any other Investment Companies or Mutual Funds for which it serves as sub adviser, within the timeframe so specified.

6.	General Reporting Requirements

The compliance officer of Suffolk shall notify each access person that he or she is subject to this Code of Ethics and the reporting requirements contained herein, and shall deliver a copy of this Code of Ethics to each such person when they become an access person, or upon request.

Reports submitted to Ohio National Fund pursuant to this Code of Ethics shall be confidential and shall be provided only to the officers and Directors of Ohio National Fund, their counsel or regulatory authorities upon appropriate request.

7.	Excessive Trading

Suffolk understands that it is appropriate for access persons to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this should be done in a way that creates no potential conflicts with the interests of any Fund or Portfolio. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades or other measure as deemed appropriate by the compliance officer of Suffolk or senior management of Suffolk), may compromise the best interests of any Funds or Portfolios if such excessive trading is conducted during work-time or using Fund/Portfolio resources. Accordingly, if personal trading rising to such dimension as to create an environment that is not consistent with the Code of Ethics, such personal transactions may not be approved or may be limited by the compliance officer of Suffolk.

8.	Conflict of Interest

Every access person shall notify the compliance officer of Suffolk of any personal conflict of interest relationship which may involve the Funds or Portfolios, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any Portfolio or Fund. Such notification shall occur in the pre-clearance process.

9.	Gifts and Entertainment Restrictions/Requirements for Union-Affiliated Pension Plans

Any gifts, any payment of money or anything of value made directly or indirectly by you to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft-Hartley Plan) must be reported to the Chief Compliance Officer. All items regardless of the amount or value must be reported. Following are examples of potentially reportable items:

Advertising at union or Taft-Hartley fund related functions

Sponsorship of union conferences, picnics, other events

Donations to union related charities or scholarship funds

Conferences attended by union officials, Supervised Persons, etc.

Receptions attended by union officials, Supervised Persons, etc.

Donations for apprenticeship graduation dinners

E.	REPORTING OF VIOLATIONS

The compliance officer of Suffolk shall promptly report senior management and to the Board of Directors of all Funds served all apparent violations of this Code of Ethics and the reporting requirements thereunder.

When the compliance officer of a Fund finds that a transaction otherwise reportable to the Board of Directors pursuant to the Code could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), he/she may, in his/her discretion, lodge a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code of Ethics, in lieu of reporting the transaction to any Board of Directors.

The Board of Directors, or a Committee of Directors created by the Board of Directors for that purpose, shall consider reports made to the Board of Directors hereunder and shall determine whether or not this Code of Ethics has been violated and what sanctions, if any, should be imposed.

F.	ANNUAL REPORTING TO THE BOARD OF DIRECTORS

The compliance officer of the Adviser shall prepare an annual report relating to this Code of Ethics to all applicable Board of Directors. Such annual report shall:

(a)	summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

(b)	identify any violations requiring significant remedial action during the past year; and

(c)	identify any recommended changes in the existing restrictions or procedures based upon the Adviser’s experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

(d)	state that the Adviser had adopted procedures reasonably necessary to prevent access persons from violating the Code.

G.	SANCTIONS

Upon discovering a violation of this Code, Management may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

H.	RETENTION OF RECORDS

The Adviser shall maintain the following records as required under Rule 17j-1:

(a)	a copy of any Code of Ethics in effect within the most recent five years;

(b)	a list of all persons required to make reports hereunder within the most recent five years and a list of all persons who were responsible for reviewing the reports, as shall be updated by the compliance officer of the Adviser;

(c)	a copy of each report made by an access person hereunder and submitted to the Adviser’s compliance officer for a period of five years from the end of the fiscal year in which it was made;

(d)	each memorandum made by the compliance officer of the Adviser hereunder, for a period of five years from the end of the fiscal year in which it was made;

(e)	a record of any violation hereof and any action taken as a result of such violation, for a period of five years following the end of the fiscal year in which the violation occurred; and

(f)	a copy of every report provided to management or any Fund Board of Directors by the Adviser, which describes any issues arising under the Code of Ethics and certifies that the Adviser has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics.

Revised October 15, 2009

Exhibit II A

SUFFOLK CAPITAL MANAGEMENT, INC CODE OF ETHICS

INITIAL REPORT OF ACCESS PERSON

1.	I hereby acknowledge that (i) I received of a copy of the Code of Ethics (the “Code”); (ii) I have read and understand the Code; (iii) and I recognize that I am subject to the Code as an “access person” of Suffolk.

2.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Suffolk or the Funds it manages, such as any economic relationship between my transactions and securities held or to be acquired by any Funds or portfolios.

3.	As of the date below I had a direct or indirect beneficial ownership in the following securities. You do not need to report transactions in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and unaffiliated registered open-end investment companies (mutual funds). Please check this box if an addendum is attached listing additional securities [ ]

SECURITY (include interest rate and maturity date, if applicable)	NO. OF SHARES	PRICE PER SHARE	PRINCIPAL AMOUNT	TYPE OF PURCHASE (Direct or Indirect)	BROKER, DEALER OR BANK THROUGH WHOM EFFECTED

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

4.	As of the date below I maintain accounts with the brokers, dealers or banks listed below to hold securities for my direct or indirect benefit. Please check this box if an addendum is attached listing additional accounts [ ]

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Signature:		Signature:
	Access Person		Compliance Officer Designee

Name:		Name:

Date:		Date:
(First date of access person status)

SUFFOLK CAPITAL MANAGEMENT CODE OF ETHICS

ADDENDUM TO THE

INITIAL REPORT OF ACCESS PERSON

SECURITY (include interest rate and maturity date, if applicable)	NO. OF SHARES	PRICE PER SHARE	PRINCIPAL AMOUNT	TYPE OF PURCHASE (Direct or Indirect)	BROKER, DEALER OR BANK THROUGH WHOM EFFECTED

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Signature:		Signature:
	Access Person		Compliance Officer Designee

Name:		Name:

Date:		Date:
(First date of access person status)

Exhibit II B

SUFFOLK CAPITAL MANAGEMENT CODE OF ETHICS

ANNUAL REPORT OF ACCESS PERSONS

1.	I hereby acknowledge that I have read and understand the Code of Ethics (the “Code”) and recognize that I am subject thereto in the capacity of an access person.

2.	I hereby certify that, during the year ended December 31, 200 , I have complied with the requirements of the Code and I have reported all securities transactions required to be reported pursuant to the Code.

3.	I hereby certify that I have not disclosed pending “buy” or “sell” orders for any portfolios or Funds to any employees of any other Management Company, except where the disclosure occurred subsequent to the execution or withdrawal of an order.

4.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Suffolk or the Funds it manages, such as any economic relationship between my transactions and securities held or to be acquired by any of the Funds or portfolios managed.

5.	As of December 31, 200 , I had a direct or indirect beneficial ownership in the securities listed below. You do not need to report transactions in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and unaffiliated registered open-end investment companies (mutual funds). Please check this box if an addendum is attached listing additional securities [ ]

SECURITY (include interest rate and maturity date, if applicable)	NO. OF SHARES	PRICE PER SHARE	PRINCIPAL AMOUNT	TYPE OF PURCHASE (Direct or Indirect)	BROKER, DEALER OR BANK THROUGH WHOM EFFECTED

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

6.	As of the date below I maintain accounts with the brokers, dealers or banks listed below to hold securities for my direct or indirect benefit. Please check this box if an addendum is attached listing additional accounts [ ]

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Signature:		Signature:
	Access Person		Compliance Officer Designee

Name:		Name:

Date:		Date:
(No later than 30 days after year-end)

SUFFOLK CAPITAL MANAGEMENT CODE OF ETHICS

ADDENDUM TO THE

ANNUAL REPORT OF ACCESS PERSON

SECURITY (include interest rate and maturity date, if applicable)	NO. OF SHARES	PRICE PER SHARE	PRINCIPAL AMOUNT	TYPE OF PURCHASE (Direct or Indirect)	BROKER, DEALER OR BANK THROUGH WHOM EFFECTED

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Signature:		Signature:
	Access Person		Compliance Officer Designee

Name:		Name:

Date:		Date:
(No later than 30 days after year-end)

Exhibit II C

SUFFOLK CAPITAL MANAGEMENT CODE OF ETHICS

SECURITIES TRANSACTIONS REPORT FOR THE CALENDAR QUARTER ENDED:

1.	During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics (if no were transacted, write “none”). You do not need to report transactions in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and unaffiliated registered open-end investment companies (mutual funds). Please check this box if an addendum is attached listing additional securities [ ]

SECURITY (include interest rate and maturity date, if applicable)	DATE OF TRADE	NO. OF SHARES	PRICE PER SHARE	PRINCIPAL AMOUNT	NATURE OF TRANSACTION (Purchase, Sale, Other)	BROKER, DEALER OR BANK THROUGH WHOM EFFECTED

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

2.	During the quarter referred to above, I established on the dates indicated the following accounts in which securities were held during the quarter for my direct or indirect benefit (if none were opened, write “none”). Please check this box if an addendum is attached listing additional accounts [ ]

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

3.	Except as noted on the reverse side of this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Suffolk or the Funds it manages, such as the existence of any economic relationship between my transactions and securities held or to be acquired by and of the Funds or portfolios managed.

Signature:		Signature:
	Access Person		Compliance Officer (Designee)

Name:		Name:

Date:		Date:
(no later than 30 days after calendar quarter)

SUFFOLK CAPITAL MANAGEMENT CODE OF ETHICS

ADDENDUM TO THE

SECURITIES TRANSACTIONS REPORT FOR THE CALENDAR QUARTER ENDED:

SECURITY (include interest rate and maturity date, if applicable)	DATE OF TRADE	NO. OF SHARES	PRICE PER SHARE	PRINCIPAL AMOUNT	NATURE OF TRANSACTION (Purchase, Sale, Other)	BROKER, DEALER OR BANK THROUGH WHOM EFFECTED

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

BROKER, DEALER OR BANK THROUGH WHOM EFFECTED	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Signature:		Signature:
	Access Person		Compliance Officer Designee

Name:		Name:

Date:		Date:
(no later than 30 days after calendar quarter)

Exhibit II D

SUFFOLK CAPITAL MANAGEMENT CODE OF ETHICS

SHORT-TERM TRADING

SECURITIES TRANSACTIONS REPORT RELATING TO SHORT-TERM TRADING OF INVESTMENT PERSONNEL FOR

THE SIXTY-DAY PERIOD FROM                      TO                     :

During the sixty (60) calendar day period referred to above, the following purchases and sales, or sales and purchases, of the same (or equivalent) securities were effected or are proposed to be effected in securities of which I have, or by reason of such transaction acquired, direct or indirect beneficial ownership. You do not need to report transactions in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and unaffiliated registered open-end investment companies (mutual funds).

SECURITY	PROPOSED DATE OF TRADE	NO. OF SHARES	PRICE PER SHARE (or proposed price)	PRINCIPAL AMOUNT	NATURE OF TRANSACTION (Purchase, Sale, Other)	BROKER/DEALER OR BANK THROUGH WHOM EFFECTED

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

With respect to the funds or portfolio that serves as the basis for my “investment personnel” status, and transactions in the securities set forth in the table above, I hereby certify that:

(a)	I have no knowledge of the existence of any personal conflict of interest relationship which may involve any Funds or Portfolio, such as frontrunning transactions or the existence of any economic relationship between my transactions and securities held or to be acquired by any Funds or Portfolio;

(b)	such securities, including securities that are economically related to such securities, involved in the transaction are not (i) being considered for purchase or sale by any Fund or Portfolio, or (ii) being purchased or sold by any Fund or Portfolio; and

(c)	such transactions are in compliance with this Code of Ethics.

Date:	Signature:
Investment Personnel

Name:

In accordance with the provisions of Section B(1)(e) of this Code of Ethics, the transaction proposed to be effected as set forth in this report is:            Authorized:    [    ]            Unauthorized:     [    ]

Date:	Signature:
Compliance Officer

Name:

Exhibit II E

SUFFOLK CAPITAL MANAGEMENT

Code of Ethics Pre-Clearance Form

Employee Information

Employee Name:

Account Information

Account Name, Number and Name of Broker/Bank:

Transaction Detail

Transaction Type (Buy/Sell/Short)	$ Amount or # of Shares

Name of Security:

If sale, date acquired:	Ticker Symbol:

Access Personnel

Indicate the primary reason(s) why the above transaction is not appropriate for Managed Accounts at this time.

Investment is too risky for clients (provide reason).

Clients/funds are already exposed to industry.

Insufficient information about the issuer or available information is not favorable.

Investment is outside of clients’ /funds’ permitted policies (e.g., short selling).

Due to the nature of my responsibilities, I am not in a position of recommend this security to clients.

Other:

Signature Section

By submitting this completed form to the Compliance Department, I certify that the information provided is true, and that the appropriate representations below are true:

Access Person’s Representation (including Analysts): My trading in this security is not based on any material nonpublic information. I understand that pre-clearance will be in effect for two (2) business days from the date of approval. I also understand I may not buy or sell a security within seven (7) calendar days before or one (1) calendar day after any portfolio of the company trades in that security.

Employee	Date:
Signature:

Designated Compliance Representative:	Date:

Exhibit II - F

SUFFOLK CAPITAL MANAGEMENT

GIFT AND ENTERTAINMENT FORM

EMPLOYEE NAME:

DATE OF GIFT OR EVENT:

COST OR ESTIMATED VALUE:

DESCRIPTION OF GIFT OR EVENT:

NAME OF PERSON PROVIDING GIFT:

NAME OF COMPANY:

DESCRIPTION OF BUSINESS RELATIONSHIP:

WAS THIS GIFT PRE-APPROVED YES / NO (CIRCLE ONE)

IF YES, PLEASE ATTACH TO THIS FORM A COPY OF EVIDENCE OF APPROVAL (EMAIL)

ACCESS PERSON SIGNATURE:

DATE:

APPROVED BY:	DATE:

NOTE: THIS FORM MUST BE SUBMITTED TO COMPLIANCE WITHN 15 DAYS OF

RECEIPT OF GIFT OR EVENT ATTENDED.